Exhibit 99.1

Contact:

John J. Luttrell, CFO

(949) 699-3918

THE WET SEAL, INC. REPORTS FIRST QUARTER FISCAL

2007 RESULTS AND PROVIDES SECOND QUARTER

GUIDANCE

FOOTHILL RANCH, Calif.—(BUSINESS WIRE)—May 23, 2007—The Wet Seal, Inc. (Nasdaq:WTSLA), a leading specialty retailer to young women, announced results for its first fiscal quarter ended May 5, 2007 and provided guidance for its second fiscal quarter.

Financial Results

Net income for the 13-week period ended May 5, 2007 was $7.6 million, or $0.07 per diluted share. Operating income totaled $6.6 million, or 4.8% of net sales. Net income per diluted share was at the upper end of the Company’s original guidance that indicated a range between $0.04 and $0.08 per diluted share.

These results compare to a net loss of $14.0 million, or $0.22 per diluted share, for the 13-week period ended April 29, 2006. Included in the prior year first quarter was a non-cash interest charge of $18.1 million associated with the conversion of the Company’s convertible notes, a non-cash stock compensation charge of $4.1 million associated with a consulting contract that has now expired, a $2.3 million increase in sales associated with changes made to a customer loyalty program, a $0.7 million employee severance charge, and a $0.4 million reduction to a store closure reserve. Before the effect of these items, net income for the first quarter of last year totaled $6.2 million, and adjusted operating income was $6.3 million, or 5.1% of adjusted net sales.

Comparable store sales for the 13-week period ended May 5, 2007 increased 2.7% compared to the 13-week period ended May 6, 2006. The Company reported a 20.0% increase in comparable store sales for its first fiscal quarter last year. Net sales for the 13-week period ended May 5, 2007 were $138.0 million compared with net sales of $125.1 million for the 13-week period ended April 29, 2006.

Joel Waller, chief executive officer commented, “I am pleased with the results we achieved in the first quarter. Our efforts to closely manage inventories and increase turns are working. Our financial results this quarter are directly attributable to these efforts and to the successes we had in the tight control of our overhead costs.

“For May, we are forecasting a low single digit comparable store sales increase and believe we will sustain a low single digit comparable store sales increase for the entire second quarter.”

Store Openings

The Company opened 18 net new stores during the quarter. At May 5, 2007, the Company operated 448 stores, consisting of 356 Wet Seal stores and 92 Arden B stores.

Capital Transactions

During the first quarter, the Company repurchased 1,000,000 shares under an existing share repurchase program for a total cost of $6.4 million. Repurchases are at the option of the Company and can be discontinued at anytime.

Income Taxes

The Company has approximately $66.7 million of federal net operating loss carryforwards available to offset taxable income in fiscal 2007. The Company currently estimates an effective tax rate of between 2% and 3% for the year, mainly due to limitations in its ability to offset alternative minimum taxes with net operating loss carryforwards.

Reconciliation of Non-GAAP Financial Measures to Most Directly Comparable Financial Measures

Included within this press release are references to net income (loss) and operating income before certain charges and credits, which are non-GAAP financial measures. The following is a reconciliation of these non-GAAP financial measures to the applicable GAAP financial measures for the 13-week period ended April 29, 2006 (in millions):

	Net Income (Loss)	Operating Income
Financial measure before certain charges and credits (non-GAAP)	$6.2	$6.3
(Charges) and Credits:
Non-cash stock compensation for consultant	(4.1)	(4.1)
Non-cash interest expense on conversion of notes	(18.1)	—
Sales recognized on change to customer loyalty program	2.3	2.3
Severance charge	(0.7)	(0.7)
Store closure adjustment	0.4	0.4

GAAP financial measure	$(14.0)	$4.2

The loss per diluted share for the first quarter of 2006 excluded the effect of convertible securities, stock options and warrants and restricted and performance shares because their effect was anti-dilutive. Non-GAAP earnings per diluted share for the first quarter of fiscal 2006 includes these securities as their effect on earnings per share is dilutive.

The rationale for management’s use of non-GAAP financial measures is available on the Company’s website at www.wetsealinc.com and as an attachment to the Form 8-K that includes this press release and is being furnished today to the Securities and Exchange Commission.

Second Quarter Guidance

For the second quarter, earnings are estimated in the range of $0.05 to $0.08 per diluted share and include a $1.4 million charge for non-cash stock compensation. This guidance is based on the following major assumptions:

•	Total net sales between $147 million and $152 million versus $130 million in the prior year second quarter.

•	Comparable store sales increase in the low single digits versus a 2.2% decrease in the prior year second quarter.

•	11 net new store openings versus 5 net new store openings in the prior year second quarter.

•	Store pre-opening expense of $0.6 million versus approximately $0.2 million in the prior year second quarter.

•

Gross margin rate between 33.6% and 35.0% versus 32.8% in the prior year second quarter. Included in the second quarter last year was a $1.4 million increase in sales related to a customer loyalty program reserve adjustment.

•

SG&A expense rate of sales between 29.1% and 29.5% versus 29.9% in the prior year second quarter. SG&A expense for the second quarter of fiscal 2006 included a $1.1 million credit for non-cash stock compensation under a consulting contract. That contract expired in January 2007.

•

Operating income between $4.6 million and $7.5 million versus $4.0 million in the prior year second quarter. Included in operating income in the prior year second quarter were the aforementioned credit to sales of $1.4 million for the customer loyalty reserve adjustment and a reduction to expense of $1.1 million for non-cash stock compensation under the now expired consulting contract. Before these items, operating income in the prior year second quarter was $1.5 million.

•

Interest income of $1.1 million versus $0.5 million in the prior year second quarter. The guidance does not include an estimate for any accelerated write off of unamortized discounts, deferred financing costs or accrued interest associated with Secured Convertible Notes that may be converted into common stock during the quarter due to an inability to predict the timing of any such conversions. The remaining balance of such costs, which was $5.7 million at the end of the first quarter of 2007, will be amortized over the remaining term of the Notes or ratably written off to interest expense as Notes are converted.

•	Income tax expense between $0.2 and $0.3 million in the second quarter this year.

•	Weighted average shares outstanding of 105 million. A change in the Company’s stock price can cause the weighted average share count to change significantly.

The Company will host a conference call and question and answer session at 8:00 a.m. Pacific Daylight Time today. To participate in the conference call, please dial (800) 263-8506 and provide ID#8143119. A broadcast of the call will also be available on our website, www.wetsealinc.com. A replay of the call will be available through May 30, 2007. To access the replay, please call (888) 203-1112 or (719) 457-0820 and provide the ID number above.

Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of May 5, 2007, the Company operated a total of 448 stores in 47 states, the District of Columbia and Puerto Rico, including 356 Wet Seal stores and 92 Arden B stores. The Company’s products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements that relate to the Company’s guidance for the month of May 2007 and its second quarter or any other statements that relate to the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company’s control. Accordingly, the Company’s future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company’s Form 10-K for the fiscal year ended February 3, 2007 as filed with the Securities and Exchange Commission. This news release contains results reflecting partial year data that may not be indicative of results for similar future periods or for the full year. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

SOURCE: The Wet Seal, Inc.

THE WET SEAL, INC.

SUMMARY STATEMENTS OF OPERATIONS

(000’S OMITTED, EXCEPT SHARE DATA)

(Unaudited)

	13 Weeks Ended
	May 5, 2007	April 29, 2006
Net sales	$138,020	$125,149
Gross margin	48,260	46,879
Selling, general & administrative expenses	41,577	43,131
Store closure adjustments	—	(446)
Asset impairment	102	—

Operating income	6,581	4,194
Interest income (expense), net	1,232	(18,201)

Income (loss) before income taxes	7,813	(14,007)
Provision (benefit) for income taxes	234	(2)

Net income (loss)	$7,579	$(14,005)

Net income (loss) per share, basic	$0.08	$(0.22)

Net income (loss) per share, diluted	$0.07	$(0.22)

Weighted average shares outstanding, basic	92,617,659	63,183,165

Weighted average shares outstanding, diluted	105,241,784	63,183,165

THE WET SEAL, INC.

SUMMARY CONSOLIDATED BALANCE SHEETS

(000’S OMITTED)

(Unaudited)

	May 5, 2007	February 3, 2007
ASSETS
Cash and cash equivalents	$81,312	$105,254
Marketable securities	22,407	—
Income taxes receivable	56	56
Merchandise inventories	35,486	34,231
Other current assets	13,968	12,399

Total current assets	153,229	151,940
Equipment and leasehold improvements, net	59,958	50,525
Deferred financing costs	519	555
Other assets	1,670	1,651
Goodwill	3,496	3,496

Total assets	$218,872	$208,167

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable - merchandise	$13,247	$11,143
Accounts payable - other	13,670	10,078
Income taxes payable	177	128
Accrued liabilities	34,341	37,256
Current portion of deferred rent	3,877	3,381

Total current liabilities	65,312	61,986

Secured convertible notes	2,930	2,739
Deferred rent	24,762	22,501
Other long-term liabilities	1,952	1,977

Total long-term liabilities	29,644	27,217

Convertible preferred stock	2,167	2,167

Total stockholders’ equity	121,749	116,797

Total liabilities and stockholders’ equity	$218,872	$208,167